ALDA Pharmaceuticals Corp. 635 Columbia Street, New Westminster, British Columbia, V3M 1A7 Telephone: 604-521-8300; Facsimile: 604-521-8322

INTERIM CONSOLIDATED

FINANCIAL STATEMENTS

For the nine month period ended

March 31, 2010

NOTICE TO READERS

Under National Instrument 51-102, Part 4, subsection 4.3(3)(a) , if an auditor has not performed a review of the interim financial statements, they must be accompanied by a notice indicating that the financial statements have not been reviewed by an auditor.

The accompanying unaudited interim consolidated financial statements of the Company have been prepared by and are the responsibility of the Company’s management.

The Company’s independent auditor has not performed a review of these unaudited interim consolidated financial statements in accordance with standards established by the Canadian Institute of Chartered Accountants for a review of interim financial statements by an entity’s auditor.

ALDA PHARMACEUTICALS CORP.

CONSOLIDATED BALANCE SHEETS

AS AT

EXPRESSED IN CANADIAN DOLLARS	March 31, 2010	June 30, 2009

ASSETS
Current Assets
Cash and Equivalents	$ 252,509	$ 25,977
Short Tem Investments (Note 4)	-	1,584,929
Accounts Receivable	460,208	53,469
Inventory (Note 5)	669,260	61,834
Prepaid Expenses and Others	75,240	51,198
	1,457,217	1,777,407
Furniture and Equipment (Note 6)	5,601	4,691
	$ 1,462,818	$ 1,782,098

LIABILITIES
Current Liabilities
Accounts Payable and Accrued Liabilities	$ 110,832	$ 56,215

SHAREHOLDERS’ EQUITY
Share Capital (Note 7(a))	7,500,271	5,842,389
Subscriptions Receivables (Note 8)	(30,000)	(113,000)
Contributed Surplus – Warrants (Note 7(d))	843,628	447,532
Contributed Surplus – Options (Note 7(e))	1,466,959	1,273,497
Deficit	(8,428,872)	(5,724,535)
	1,351,986	1,725,883
	1,462,818	$ 1,782,098

Commitments (Note 9)

*See accompanying notes to the consolidated financial statements

On Behalf of the Board of Directors

               “Terrance Owen”

Director

                            “Peter Chen”

    Director

ALDA PHARMACEUTICALS CORP.

INTERIM CONSOLIDATED STATEMENTS OF LOSS AND

COMPREHENSIVE LOSS AND DEFICIT FOR THE PERIOD ENDED

	Three Months Ended March 31		Nine Months Ended March 31,
EXPRESSED IN CANADIAN DOLLARS	2010	2009	2010	2009
Sales	$ 394,753	$ 87,752	$ 1,464,841	$ 198,223

Cost of Sales	292,736	(70,263)	1,089,857	(156,077)

Gross Profit	102,017	17,489	374,984	42,146

Interest Income	21,787	19,062	69,565	48,512

General & Administration Expenses

Advertising and Promotion	1,509,889	5,448	2,060,536	11,336
Amortization-Furniture and Equipment	624	482	1,713	1,445
Conference	2,983	-	7,483	-
Consulting (Note 7(b) for stock-based compensation)	113,116	115,229	399,376	366,202
Dues and Filing Fees	17,239	12,210	40,848	21,815
Interest and Bank Charges	1,613	520	3,524	1,238
Investor Relations	28,448	26,797	83,509	110,274
Legal and Accounting	6,403	7,905	26,440	43,550
Office and Miscellaneous	16,120	7,754	51,873	32,492
Product Registration & Development	54,410	49,822	106,576	159,788
Rent	9,572	6,580	28,688	19,740
Travel	4,420	3,004	7,349	8,349
Wage and Benefits	75,286	19,812	330,971	80,106

Total General & Administration Expenses:	1,840,123	255,563	3,148,886	856,335

Loss and Comprehensive Loss for the Period	(1,716,319)	(219,012)	(2,704,337)	(765,677)

Deficit, Beginning of Period	(6,712,553)	(5,088,191)	(5,724,535)	(4,541,526)

Deficit, End of Period	$(8,428,872)	$ (5,307,203)	$ (8,428,872)	$ (5,307,203)

Basis Loss Per Share	(0.03)	(0.00)	(0.05)	(0.02)
Diluted Loss Per Share	(0.03)	(0.00)	(0.05)	(0.02)
Weighted Average of Shares Outstanding	56,052,868	49,684,034	54,077,060	49,684,034

*See accompanying notes to the consolidated financial statements

ALDA PHARMACEUTICALS CORP.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE PERIOD ENDED

	Three Month Ended March 31,		Nine Month Ended March 31,
EXPRESSED IN CANADIAN DOLLARS	2010	2009	2010	2009

Operating Activities:

Loss and Comprehensive Loss for the Period	$ (1,716,319)	$ (219,012)	$(2,704,337)	$ (765,677)
Items Not Involving Cash
Amortization-Furniture and Equipment	624	482	1,713	1,445
Stock-Based Compensation	8,936	20,960	193,462	137,792
	(1,706,759)	(197,570)	(2,509,162)	(626,440)

Changes in Non-Cash Working Capital Items
Decrease/ (Increase) in Accounts Receivable	369,287	21,118	(406,739)	14,283
Decrease/ (Increase) in Inventory	(128,254)	6,790	(607,426)	(37,068)
Decrease/ (Increase) in Prepaid	91,753	(19,870)	(24,042)	(55,019)
(Decrease)/ Increase in Accounts Payable and Accrued Liabilities	(91,014)	(32,331)	54,617	(20,707)
	(1,464,987)	(221,863)	(3,492,752)	(724,951)

Investing Activities:
Purchase of Furniture and Equipment	(749)	-	(2,623)	-
Decrease/ (Increase) in Short Term Investments	1,481,227	-	1,584,929	-
	1,480,478		1,582,306
Financing Activities:
Net Proceeds on Issuance of Shares	-	-	1,446,477	-
Warrants/Options Exercised	-	22,000	690,501	60,000
	-	22,000	2,136,978	60,000

Increase/ (Decrease) in Cash	15,491	(199,863)	226,532	(664,951)

Cash, Beginning of Period	237,018	1,981,280	25,977	2,446,368

Cash, End of Period	$ 252,509	$ 1,781,417	$ 252,509	$ 1,781,417

*See accompanying notes to the consolidated financial statements

ALDA PHARMACEUTICALS CORP.
NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD ENDED MARCH 31, 2010

1.

NATURE OF OPERATIONS AND GOING CONCERN

ALDA Pharmaceuticals Corp. (the “Company”) was incorporated under the Company Act of British Columbia on May 30, 2000 and was classified as a Capital Pool Company as defined by the policies of the TSX Venture Exchange (the “Exchange)”.  The Company completed its required Qualifying Transaction on November 13, 2003, at which point it ceased to be a Capital Pool Company, and its shares resumed trading on the Exchange effective November 19, 2003.

The Company’s main business activity is the development, production and marketing of infection control agent products, principally a product marketed as “T 36®”.  Effective November 26, 2003, the name of the Company was changed from Duft Biotech Capital Ltd. to ALDA Pharmaceuticals Corp.

These consolidated financial statements have been prepared on a going concern basis which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future.  During the nine month period ended March 31, 2010, the Company experienced operating losses and negative operating cash flows, operations of the Company having been funded by the issuance of share capital.  Continued operations are dependent on the Company’s ability to complete public equity financing or generate profitable operations in the future.

	March 31, 2010	June 30, 2009
Deficit	$ (8,428,872)	$ (5,724,535)
Working capital	1,346,385	1,721,192

2.

SIGNIFICANT ACCOUNTING POLICIES

a)

Basis of presentation

The Company prepares its financial statements in accordance with Canadian generally accepted accounting principles.  These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Sirona Therapeutics Corp. (“Sirona”).  The name of the subsidiary was changed on January 10, 2006 from ALDA Institute For Preventative Health Care Inc.  Sirona is an inactive company, the shares of which were acquired pursuant to an asset purchase agreement.  All significant inter-company balances and transactions have been eliminated on consolidation.

b)

Cash and equivalents

Cash and equivalents include cash and highly liquid market instruments with original terms to maturity of less than ninety days at the time of acquisition.

c)

Accounts receivable

Accounts receivable is presented net of allowance for doubtful accounts.  The allowance for doubtful accounts reflects estimates of probable losses in accounts receivable.  The allowance is determined based on balances outstanding for over 90 days from the invoice date, historical experience and other current information.  The Company extends credit to customers and distributors; credit checks are required for all new distributors.

ALDA PHARMACEUTICALS CORP.
NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS
 FOR THE PERIOD ENDED MARCH 31, 2010

2.

SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

d)

Inventory

Inventory is comprised of finished goods and related raw materials.  Finished goods are reported at the lesser of cost and estimated net realizable value.  Raw materials are reported at the lesser of cost and replacement cost.  Inventory is determined using the first in, first out cost flow assumption.

e)

Furniture and equipment

Furniture and equipment is recorded at cost and is amortized using the following annual rates:

Furniture and fixtures

20% Straight line

Computer equipment

30% Straight line

Computer software

30% Straight line

For the year of acquisition, the rate is one-half of the above.

f)

Impairment of long-lived assets

The Company reviews for impairment of long-lived assets, including patent application and development costs, intangible assets, and furniture and equipment, on an annual basis or whenever circumstances indicate that the carrying amount of an asset may not be recoverable from expected future cash flows.  The assessment of recoverability is made based on projected undiscounted future net cash flows that are directly associated with the asset’s use and eventual disposition.  The amount of the impairment loss, if any, is measured as the amount by which the carrying amount of the asset exceeds its fair value, which is measured by discounted cash flows when quoted market prices are not available.

g)

Patent application and development costs

Patent application and development costs include expenditures attributable to efforts by the Company to research and develop and bring to commercial production a new product, as well as to acquire legal protections for its proprietary products, such as trademarks and patents.  Research costs are expensed in the period in which they are incurred.  Development costs are charged as an expense in the period incurred except in circumstances where the market and technical feasibility of the product have been established, recovery of these costs can reasonably be regarded as assured, and future values can be realized, in which case such costs are capitalized.  In the latter case, patent application and development costs are amortized on a systematic basis over the patent life of 20 years.

h)

Intangible assets

The carrying values of intangible assets which are determined to have a finite useful life are amortized on a systematic basis over the useful life of 20 years. Intangible assets are subject to an impairment test on an annual basis, based on a comparison of the fair value of the intangible asset to its carrying value.  The carrying value is adjusted for impairment as necessary and any excess of the carrying amount over the fair value of the intangible asset is charged to earnings in the period occurred.

ALDA PHARMACEUTICALS CORP.
NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS
 FOR THE PERIOD ENDED MARCH 31, 2010

2.

SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

i)

Revenue recognition

The revenue of the Company is primarily derived from the sale of the Company’s T 36® product.  Revenue is recognized at the time of shipment, at which point risks and rewards over ownership and title of transfer have passed to the customer.  At the point of sale, the Company assesses whether collection of the amount billed to the customer is reasonably assured.  If collection of the amount is not reasonably assured, the Company defers recognizing revenue until such point as collection is reasonably assured, usually upon receipt of payment.  If the customer is not known to the Company, payment in advance is required and the revenue is recognized when the products are shipped.  Revenue is recognized net of any expected sales return.  Under the Company’s current policy, returns of products are not allowed unless damaged products or the wrong products have been shipped by the Company.

j)

Income taxes

Income taxes are recorded using the asset and liability method whereby future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carry forwards.  Future tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply when the asset is realized or the liability settled.  The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the year that substantive enactment or enactment occurs.  To the extent that the Company does not consider it more likely than not that a future tax asset or portion thereof will be recovered, a valuation allowance is recorded.

k)

Stock-based compensation

The Company applies the fair value method of accounting for stock options.  Under this method, fair value of options granted is determined using the Black-Scholes option pricing model and is recorded as stock-based compensation expense over the award’s vesting period, with an offsetting amount recorded to contributed surplus.  The amount is transferred from contributed surplus to share capital upon exercise of the option.

l)

Share purchase warrants

The Company applies the fair value method of accounting for share purchase warrants.  Under this method, proceeds received on issuance of units consisting of shares and warrants are allocated between contributed surplus and share capital based on their relative fair values, whereby the fair value of warrants is determined using the Black-Scholes option pricing model.  The value of the warrants is transferred from contributed surplus to share capital upon exercise of the warrant.

ALDA PHARMACEUTICALS CORP.
NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS
 FOR THE PERIOD ENDED MARCH 31, 2010

2.

SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

m)

Basis and diluted loss per share

Loss per share is calculated based on the weighted average number of common shares outstanding during the reported period.  Basic loss per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding in the period.

The Company uses the treasury stock method to compute the dilutive effect of options, warrants and similar instruments.  Under this method, the dilutive effect on loss per share is recognized on the use of the proceeds that could be obtained upon exercise of options, warrants and similar instruments.  It assumes that the proceeds would be used to purchase common shares at the average market price during the period.

n)

Measurement uncertainty

The preparation of these consolidated financial statements in accordance with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and the reported amount of revenues and expenses during the period.  Areas requiring significant management estimates include stock based compensation expense, valuation of share purchase warrants, and valuation of accounts receivables.  Actual results could differ from these estimates.

o)

Foreign Exchange

Assets and liabilities in U.S. dollars have been converted into Canadian dollars using the rate of exchange prevailing at March 31, 2010 .  Revenue and expenses were translated at the rate of exchange prevailing when the transactions were settled.

p)

Comprehensive income

Section 1530 – Comprehensive Income – This section established standards for reporting and presentation of a statement of comprehensive income.  Comprehensive income includes net earnings and other comprehensive income.  Other comprehensive income is defined as the change in equity from transactions and other events from non owner sources.  Other comprehensive income includes holding gains and losses on certain derivative instruments that are classified as available-for-sale, and gains or losses due to the change in foreign currency relating to self-sustaining foreign operations, all of which are not recognized in net earnings until realized.

Section 3251 – Equity – In addition to Section 1530 (Comprehensive Income), this section establishes standards for the presentation of equity and changes in equity during the reporting period.

q)

Financial Instruments

Section 3855 – Financial Instruments – Recognition and Measurement – This section established standards for recognizing and measuring financial instruments in the balance sheets and specifying how unrealized or realized gains and losses are to be presented during the reporting period.  In accordance with the new accounting standard, all financial assets and financial liabilities are measured at fair value on initial recognition except for certain related party transactions.

ALDA PHARMACEUTICALS CORP.
NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS
 FOR THE PERIOD ENDED MARCH 31, 2010

2.

SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

q)

Financial Instruments

Financial instruments have been classified as held-to-maturity, available-for-sale, held for trading, loans and receivables, or other financial liabilities.  Financial assets that are held to maturity, other than those held for trading, are measured at amortized cost.  Available-for-sale instruments are measured at fair value with unrealized gains and losses recognized in other comprehensive income until realized, at which time realized gains and losses will be recognized in net income.  Held for trading instruments are measured at fair value with unrealized gains and losses recognized in the results of operations in the period in which they arise.  Loans and receivables are measured at amortized cost using the effective interest method.  Any gains or losses on the realization of loans and receivables are included in earnings.  Financial liabilities that are not classified as held to maturity are classified as other financial liabilities, and are carried at amortized costs using the effective interest method.  Any gains and losses on realization of other financial liabilities are included in earnings.  Any transaction costs incurred to acquire financial instruments will be included in earnings.

The Company’s financial instruments consist of cash and equivalents, accounts receivable, prepaids and accounts payable and accrued liabilities.  The fair value of these instruments approximates the carrying amounts due to the immediate or short-term maturity of these financial instruments. The Company has made the following classifications:

Cash and equivalents

Held for trading

Short term investments

Held for trading

Accounts receivable

Loans and receivables

Accounts payable and accrued liabilities

Other financial liabilities

r)

Financial Instruments Disclosures and Presentation

Section 3862 – Financial Instruments – Disclosures and Section 3863 – Financial Instruments – Presentation - These sections revised and enhance the disclosure requirements while carrying forward its presentation requirements.  These new sections will place increased emphasis on disclosures about the nature and extent of risks associated with both recognized and unrecognized financial instruments, how the entity manages the risks, and the exposure to liquidity, currency and other price risks.

It is management’s opinion that the Company is not exposed to significant interest, currency, credit, and liquidity risk arising from these financial instruments.  The Company has transactions denominated in US dollars but exposure to currency risk is immaterial.  The Company mitigates its exposure to credit risk by maintaining its primary operating accounts with chartered banks in Canada and constantly monitoring the credit standing of counterparties.  The Company manages its liquidity risk through the management of its capital as described in note 11.  The Company does not use financial derivatives.

s)

Hedges

Section 3865 – Hedges – This section establishes standards for the Company that chooses to designate qualifying transactions as hedges for accounting purposes.  This section builds on Accounting Guideline AcG-13, “Hedging Relationships,” and Section 1650, “Foreign Currency Translation”.  The Company does not use hedge accounting and has no hedging relationships.

ALDA PHARMACEUTICALS CORP.
NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS
 FOR THE PERIOD ENDED MARCH 31, 2010

2.

SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

t)

Capital disclosures

Section 1535, “Capital Disclosures” – This section establishes standards for disclosing information about an entity’s capital and how it is managed.  It requires the disclosure of the entity’s objectives, policies and processes for managing capital as well as summary quantitative data on the elements included in the management of capital. Please refer to note 11 for the company’s capital disclosures note.

u)

Inventory

Section 3031 – “Inventories” – This section establishes standards for measuring the inventories.  The new standards require that the inventories shall be measured at the lower of cost and the net realizable value.  This section provides guidelines on the determination of cost and its subsequent recognition as an expense, including any write-down to net realizable value and reversal of a previous write-down when the value of inventories is evidently increased due to the change in economic circumstances.  The use of last-in, first-out method (LIFO) in measuring inventories is not recommended. This section applies to the company’s annual financial statements for its fiscal year beginning July 1, 2008.  The adoption of this new section has not materially impacted the financial statements.

3.

RECENT ACCOUNTING PRONOUNCEMENTS

In February 2008, the CICA issued Handbook Section 3064, “Goodwill and Intangible Assets”, effective for interim and annual periods beginning on or after October 1, 2008. Section 3064, which replaces Section 3062, “Goodwill and Other Intangible Assets”, and Section 3450, “Research and Development Costs”, establishes standards for the recognition, measurement and disclosure of goodwill and intangible assets. The provisions relating the definition and initial recognition of intangible assets, including internally generated intangible assets, are equivalent to the corresponding provisions of International Financial Reporting Standards (“IFRS”) IAS 38, “Intangible Assets”. This new standard is effective for the Company’s interim and annual financial statements commencing July 1, 2009. The adoption of Section 3064 has no effect on the Company’s financial statements.

As announced by the Canadian Accounting Standards Board (“AcSB”), the financial reporting requirements for Canadian companies will be changed to the use of International Financial Reporting Standards (“IFRS”), replacing Canada’s own GAAP, effective for fiscal years beginning on or after January 1, 2011.  The Company’s transition date of July 1, 2011 will require the restatement for comparative purposes of amounts reported by the Company for the interim periods and the year ended June 30, 2011.  The Company has begun a detailed analysis of the differences between IFRS and the Company’s current accounting polices.  While the Company has begun assessing and reviewing the impact of the transition to IFRS for 2011, the financial reporting impact of the transition to IFRS cannot be reasonably estimated at this time.

In January 2009, the CICA issued Section 1582, “Business Combinations”, which replaces former guidance on business combinations. Section 1582 establishes principles and requirements of the acquisition method for business combination and related disclosures. The Section applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after January 1, 2011 with earlier adoption permitted. The Company is currently evaluating the impact of this standard on its financial statements.

ALDA PHARMACEUTICALS CORP.
NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS
 FOR THE PERIOD ENDED MARCH 31, 2010

3.

RECENT ACCOUNTING PRONOUNCEMENTS (CONTINUED):

In January 2009, the CICA issued Handbook Section 1601, “Consolidated Financial Statements”, which replaces the existing standard. This Section carries forward existing Canadian guidance for preparing consolidated financial statements other than non-controlling interests. The Section is effective for interim and annual financial statements beginning on January 1, 2011 and earlier adoption is permitted. The Company is currently evaluating the impact of adopting this standard on its consolidated financial statements.

In January 2009, the CICA issued Section 1602, “Non-controlling Interests”, which replaces existing guidance. Section 1602 provides guidance on accounting for a non-controlling interest in a subsidiary in consolidated financial statements subsequent to a business combination. These standards are effective on or after the beginning of the first annual reporting period on or after January 1, 2011 with earlier adoption permitted. As of March 31, 2010, the Company has no non-controlling interests, and accordingly there is no currently expected impact as a result of the standard.

In June 2009, the CICA amended Handbook Section 3855, "Financial Instruments - Recognition and Measurement”, to clarify the application of the effective interest method after a debt instrument has been impaired. The Section has also been amended to clarify when an embedded prepayment option is separated from its host instrument for accounting purposes. The amendments apply to interim and annual financial statements relating to fiscal years beginning on or after May 1, 2009 for the amendments relating to the effective interest method and January 1, 2011 for the amendment relating to embedded prepayment options. The Company is currently evaluating the impact of the amendments.

4.

SHORT TERM INVESTMENTS

Short term investments consists of highly liquid investments held in the Company’s investment account, having maturity of 12 months or less and are readily convertible to cash.

5.

INVENTORY

Inventory consists of the following:

	March 31, 2010	June 30, 2009
Finished goods	$ 399,715	$ 25,607
Raw and packaging materials	269,545	36,227
	$ 669,260	$ 61,834

6.

FURNITURE AND EQUIPMENT

Furniture and equipment consist of the following:

	Cost	Accumulated Amortization	March 31, 2010 Net	June 30, 2009 Net
Furniture and Fixtures	$ 7,683	$ 7,683	$ -	$ -
Computer Equipment	33,997	28,396	5,601	4,691
	$ 41,680	$ 36,079	$ 5,601	$ 4,691

ALDA PHARMACEUTICALS CORP.
NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS
 FOR THE PERIOD ENDED MARCH 31, 2010

6.

FURNITURE AND EQUIPMENT (CONTINUED)

	Cost	Accumulated Amortization	March 31, 2010 Net	June 30, 2008 Net
Furniture and Fixtures	$ 7,683	$ 7,683	$ -	$ -
Computer Equipment	30,535	26,172	4,363	5,807
	$ 38,218	$ 33,855	$ 4,363	$ 5,807

7.

SHAREHOLDERS’ EQUITY

a)

Share Capital

Authorized:

Unlimited common shares without par value

Effective August 19, 2005, the authorized share capital of the Company was increased to an unlimited number of common shares without par value.

	Number of Shares	Share Capital	Contributed Surplus Warrants	Contributed Surplus Options
Balance, June 30, 2007	32,192,404	$ 2,658,868	$ 553,627	$ 171,194
Issued during the year:
For cash
Private placements	5,500,000	485,945	279,052	-
Exercise of warrants	11,086,500	2,303,349	(385,147)	-
Exercise of options	650,000	96,000	-	(29,000)
Share issuance costs	-	(13,573)	-	-
Finder’s fees	82,895	(6,300)	-	-
Stock-based compensation	-	-	-	903,565

Balance, June 30, 2008	49,511,799	$ 5,524,289	$ 447,532	$ 1,045,759
Issued during the year:
For cash
Exercise of options	1,830,000	318,100	-	(109,100)
Stock-based compensation	-	-	-	336,838

Balance, June 30, 2009	51,341,799	$ 5,842,389	$ 447,532	$ 1,273,497
Issued during the period				-
For cash
Private placements	6,000,000	1,029,398	470,602	-
Exercise of warrants	1,380,000	682,007	(74,506)	-
Share issuance costs	-	(18,935)	-	-
Finder’s fees	-	(34,588)	-	-
Stock-based compensation	-	-	-	193,462

Balance, March 31, 2010	58,721,799	$ 7,500,271	$ 843,628	$ 1,466,959

ALDA PHARMACEUTICALS CORP.
NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS
 FOR THE PERIOD ENDED MARCH 31, 2010

7.

SHAREHOLDERS’ EQUITY (CONTINUED)

i)

On August 14, 2007, the Company completed a private placement of 2,000,000 units of the Company at a price of $0.12 per unit for gross proceeds of $240,000.  Each unit consists of one common share of the Company and one share purchase warrant.  Each warrant entitles the holder to acquire one additional common share at a price of $0.24 per share until August 13, 2008 and, thereafter at a price of $0.36 per share until August 13, 2009.  Finders’ fees and legal fees in the amount of $13,920 were charged against share capital in connection with the private placement.  Warrants were valued at $90,108.

ii)

On November 22, 2007, the Company completed a private placement of 3,500,000 units of the Company at a price of $0.15 per unit for gross proceeds of $525,000.  Each unit consists of one common share of the Company and one share purchase warrant.  Each warrant entitles the holder to acquire one additional common share at a price of $0.30 per share until November 22, 2008 and, thereafter at a price of $0.45 per share until November 22, 2009.  5% finder’s fee in the  amount of $15,750 was to satisfied by the delivery of 82,895 common shares of the Company at a  deemed price per share of $0.19.   Legal fees in the amount of $5,953 were charged against share capital in connection with the private placement. Warrants were valued at $188,943.

iii)

During the year ended June 30, 2008, 650,000 options and 11,086,500 warrants were exercised by the holders at an exercise price range of $0.10 to $0.11 per option for total gross proceeds of $67,000 and at an exercise price range of $0.10 to $0.30 per warrant for total gross proceeds of 1,918,200.  Options value of $29,000 and warrants value of $385,147 previously recorded in contributed surplus for options and warrants were credited to share capital, respectively.

iv)

During the year ended June 30, 2009, 1,830,000 options were exercised by the holders at an exercise price range of $0.10 to $0.12 per option for total gross proceeds of $209,000, $113,000 of which had not been received and remained outstanding as at June 30, 2009.  Options value of $109,100 previously recorded in contributed surplus for options were credited to share capital.

v)

On September 9, 2009, the Company completed a private placement of 6,000,000 units of the Company at a price of $0.25 per unit for gross proceeds of $1,500,000.  Each unit consists of one common share of the Company and one share purchase warrant.  Each warrant entitles the holder to acquire one additional common share at a price of $0.40 per share until September 11, 2009 with a forced exercise provision attached to each warrant.  Finders’ fees and legal fees in the amount of $53,523 were charged against share capital in connection with the private placement.  Warrants were valued at $470,602.

vi)

During the nine month ended March 31, 2010, 1,380,000 warrants were exercised by the holders at an exercise price range of $0.45 per warrant for total gross proceeds of $621,000. Warrant value of $74,506 previously recorded in contributed surplus for warrants were credited to share capital.

ALDA PHARMACEUTICALS CORP.

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD ENDED MARCH 31, 2010

7.

SHAREHOLDERS’ EQUITY (CONTINUED)

b)

Stock options

The Company has adopted an incentive share purchase option plan under the rules of the TSX Venture Exchange pursuant to which it is authorized to grant options to executive officers, directors, employees and consultants, enabling them to acquire up to 10% of the issued and outstanding common shares of the Company.  The options can be granted for a maximum term of 5 years and generally vest either immediately or in specified increments of 25%.  No individual may hold options to purchase common shares of the Company exceeding 5% of the total number of common shares outstanding from time to time.  Pursuant to the policies of the TSX Venture Exchange, shares issued on exercise of options are restricted from trading during the four month period subsequent to the date of grant.

A summary of the Company’s stock options and changes during the nine month period ended  March 31, 2010 and the fiscal year ended June 30, 2009 is presented below:

	Nine Month Ended March 31, 2010		Year Ended June 30, 2009
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Outstanding, beginning of the period/year	5,120,000	$ 0.45	4,800,000	$ 0.42
Granted during period/year
-consulting/officers	250,000	0.55	900,000	0.24
-directors	200,000	0.55	800,000	0.24
-employees	250,000	0.55	250,000	0.24
-investor relations	50,000	0.55	200,000	0.24
Exercised/cancelled during period/year	(270,000)	0.50	(1,830,000)	0.12
Outstanding, end of period/year	5,600,000	$ 0.47	5,120,000	$ 0.45

The following table summarizes information about stock options outstanding at March 31, 2010:

Number of Shares	Exercise Price	Expiry Date	Number Exercisable	Exercise Price
550,000	$ 0.20	October 31, 2013	550,000	$ 0.20
1,600,000	$ 0.25	June 4, 2014	1,562,500	$ 0.25
1,570,000	$ 0.50	December 7, 2010	1,570,000	$ 0.50
730,000	$ 0.55	October 15, 2014	692,500	$ 0.55
1,150,000	$ 0.80	May 2, 2011	1,150,000	$ 0.80
5,600,000			5,525,000

ALDA PHARMACEUTICALS CORP.

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD ENDED MARCH 31, 2010

7.

SHAREHOLDERS’ EQUITY (CONTINUED)

b)

Stock options (Continued)

(i)

On October 31, 2008, the Company granted options to acquire 550,000 common shares of the Company to directors, consultants, officers, employees and investor relations.  The options have an exercise price of $0.20 with an exercisable term of five years expiring on October 31, 2013.  550,000 options vested immediately with an estimated fair value of $0.09 per share resulting $48,743 in stock based compensation expense being recognized.  50,000 options shall be vested in equal quarterly installments over a period of 12 months from the date of grant.

(ii)

On June 5, 2009, the Company granted options to acquire 1,600,000 common shares of the Company to directors, consultants, officers, employees and investor relations.  The options have an exercise of $0.25 with an exercisable term of five years expiring on June 4, 2014.  1,450,000 options vested immediately with an estimate fair value of $0.13 per share resulting $185,853 in stock based compensation expense being recognized.  150,000 options shall be vested in equal quarterly installments over a period of 12 months from the date of grant.

(iii)

During the year ended June 30, 2009, 1,830,000 options were exercised by the holders at an exercise price range of $0.10 - $0.12 for total gross proceeds of $209,000.  Options value of $109,100 previously recorded in contributed surplus for options were credited to share capital.

(iv)

On October 15, 2009, the Company granted options to acquire 750,000 common shares of the Company to directors, consultants, officers, employees and investor relations.  The options have an exercise of $0.55 with an exercisable term of five years expiring on October 15, 2014.  700,000 options vested immediately with an estimate fair value of $0.33 per share resulting $231,264 in stock based compensation expense being recognized.  50,000 options shall be vested in equal quarterly installments over a period of 12 months from the date of grant.

(v)

During the nine month period ended March 31, 2010, options granted to a consultant and an employee to acquire a total of 270,000 common shares of the Company were cancelled due to the termination of the consultant and the departure of an employee.  The related expense of $51,958 ($0.26 per option), and $6,608 ($0.33 per option) previously booked in Consulting and Management Fees and Wages and Benefits, respectively, in the Statement of Operations was reversed and charged against the contributed surplus.

(vi)

During the nine month period ended March 31, 2010, 150,000 options granted to the investor relations were vested resulting $20,765 in stock based compensation expense being recognized.

ALDA PHARMACEUTICALS CORP.
NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS
 FOR THE PERIOD ENDED MARCH 31, 2010

7.

SHAREHOLDERS’ EQUITY (CONTINUED)

b)

Stock options (Continued)

Stock-based compensation expense is presented in the Statement of Operations and Deficit as follows:

	March 31, 2010	March 31, 2009
Consulting/Officers	$ 30,636	$ 46,768
Investor Relations	20,765	68,868
Wages and Benefits	142,061	22,156
Total Stock-Based Compensation	$ 193,462	$ 137,792

The fair value of each option was estimated as at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	March 31, 2010	March 31, 2009
Dividend yield	0%	0%
Expected volatility	121.55%	116.76%
Risk free interest rate	1.40%	2.22%
Expected average option term	2 years	2 years

c)

Warrants

The Company has issued warrants entitling the holders to acquire common shares of the Company.

A summary of changes in unexercised warrants is presented below:

ALDA PHARMACEUTICALS CORP.
NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS
 FOR THE PERIOD ENDED MARCH 31, 2010

7.

SHAREHOLDERS’ EQUITY (CONTINUED)

c)

Warrants (Continued)

	Warrants @ $0.10	Warrants @ $0.10	Warrants @ $0.30 (1)	Warrants @ $0.36 (2)	Warrants @ $0.40 (3)	Warrants @ $0.45 (4)	Total
Outstanding, June 30, 2007	1,430,000	2,934,000	8,000,000	-	-	-	12,364,000
Granted during Year	-	-	-	2,000,000	-	3,500,000	5,500,000
Warrant exercised	(1,330,000)	(2,934,000)	(4,795,000)	(1,257,500)	-	(770,000)	(11,086,500)
Expired during Period	(100,000)	-	-	-	-	-	(100,000)
Outstanding, June 30, 2008	-	-	3,205,000	742,500	-	2,730,000	6,677,500
Expired during Year	-	-	(3,205,000)	-	-	-	(3,205,000)
Outstanding, June 30, 2009	-	-	-	742,500	-	2,730,000	3,472,500
Granted during Period	-	-	-	-	6,000,000	-	6,000,000
Warrant exercised	-	-	-	-	-	(1,380,000)	(1,380,000)
Expired during Period	-	-	-	(742,500)	-	(1,350,000)	(2,092,500)
Outstanding, March 31, 2010	-	-	-	-	6,000,000	-	6,000,000

(1)

Exercisable at a price of $0.30 per share until June 7, 2009, granted pursuant to private placement.

(2)

Exercisable at a price of $0.36 per share until August 13, 2009, granted pursuant to private placement.

(3)

Exercisable at a price of $0.40 per share until September 11, 2010, granted pursuant to private placement.

(4)

Exercisable at a price of $0.45 per share until November 22, 2009, granted pursuant to private placement.

The fair value of each warrant was estimated as at the date of grant using the Black-Scholes pricing model with the following weighted-average assumptions:

	March 31, 2010	March 31, 2009
Dividend yield	0%	0%
Expected volatility	121.69%	112.72-129.97%
Risk free interest rate	1.28%	3.54-4.41%
Expected average option term	1 year	2 years

ALDA PHARMACEUTICALS CORP.
NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS
 FOR THE PERIOD ENDED MARCH 31, 2010

7.

SHAREHOLDERS’ EQUITY (CONTINUED)

d)

Contributed surplus - Warrants:

Contributed surplus attributed to the issuance of warrants at March 31, 2010 and June 30, 2009, and activity during the nine month period ended March 31, 2010 and the fiscal year ended June 30, 2009, are summarized as follows:

	March 31, 2010	June 30, 2009
Balance, beginning of period/year	$ 447,532	$ 447,532
Private Placement (Note 7 (a))	470,602	-
Warrant Exercised (Note 7 (a))	(74,506)	-
Balance, end of period/year	$ 843,628	$ 447,532

e)

Contributed surplus - Options:

Contributed surplus attributed to the granting of stock options at March 31, 2010 and June 30, 2009, and activity during the nine month period ended March 31, 2010 and the fiscal year ended June 30, 2009, are summarized as follows:

	March 31, 2010	June 30, 2009
Balance, beginning of period/year	$ 1,273,497	$ 1,045,759
Options issued to employees	82,594	30,066
Options issued to directors	66,075	94,629
Options issued to consultants	82,594	138,284
Options issued to investor relations	20,765	73,859
Options forfeited / cancelled	(58,566)	-
Options exercised	-	(109,100)
Balance, end of period/year	$ 1,466,959	$ 1,273,497

8.

SUBSCRIPTIONS RECEIVABLE

 Subscriptions receivable bears interest at prime plus 2% per annum, and is payable by June 30, 2010.

9.

COMMITMENTS

a)

The Company, as Official Sponsor for the 2010 Winter Games committed to a series of material payments to the Vancouver Organizing Committee for the 2010 Olympic and Paralympic Winter Games.  The terms of this agreement require all commercially sensitive information to remain confidential.

ALDA PHARMACEUTICALS CORP.
NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS
 FOR THE PERIOD ENDED MARCH 31, 2010

10.

RELATED PARTY TRANSACTIONS

a)

During the three month period ended March 31, 2010, the Company paid consulting fees of $81,000 (March 31, 2009: $81,000) to companies controlled by directors of the Company.

During the nine month period ended March 31, 2010, the Company paid consulting fees of $269,000 (March 31, 2009: $243,000) to companies controlled by directors of the Company.

 Effective June 1, 2008, the Company entered into a consulting agreement with the management of the Company.

b)

During the three month period ended March 31, 2010, the Company paid rent of $9,572 (March 31, 2009: $6,580) to a company controlled by a director of the Company.

During the nine month period ended March 31, 2010, the Company paid rent of $28,688 (March 31, 2009: $19,740) to a company controlled by a director of the Company.

c)

During the nine month period ended March 31, 2010, the Company recorded a note receivable of $30,000 owing by directors of the Company.

These transactions were measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties. All related party transactions were in the normal course of business operations.

11.

CAPITAL DISCLOSURES

The Company’s objectives when managing capital is to maintain sufficient cash resources to support its research and development activities, pre-clinical trial program, intellectual property protection and expansion on its T 36® technology.  The Company includes shareholders’ equity and cash and its equivalent in the definition of capital.  The Company does not have any debt obligation other than trade accounts payable.   The availability of capital is solely through the issuance of the Company’s common shares.  The Company will not issue additional equity until such time when funds are needed and the market conditions become favorable to the Company. There are no assurances that funds will be made available to the Company when required. The Company makes every effort to safeguard its capital and minimize its dilution to its shareholders.

The Company is not subject to any externally imposed capital requirements.

12. FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT

The Company’s financial instruments include cash, accounts receivable, share subscriptions receivable and accounts payable and accrued liabilities. The carrying values of these financial instruments approximate their fair values due to their relatively short periods to maturity. The Company’s risk management policies are established to identify and analyze the risks faced by the Company, to set appropriate risk limits and controls, and to monitor risks and adherence to market conditions and the Company’s activities. The Company has exposure to credit risk, liquidity risk and market risk as a result of its use of financial instruments.

ALDA PHARMACEUTICALS CORP.
NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS
 FOR THE PERIOD ENDED MARCH 31, 2010

12.

FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT (CONTINUED)

This note presents information about the Company’s exposure to each of the above risks and the Company’s objectives, policies and processes for measuring and managing these risks. Further quantitative disclosures are included throughout these financial statements. The Board of Directors has overall responsibility for the establishment and oversight of the Company’s risk management framework. The Board has implemented and monitors compliance with risk management policies.

a)

Credit risk

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligations and arises primarily from the Company’s cash and cash equivalents, trade receivables, and GST input tax credits.

The Company’s cash and cash equivalents are held through a large Canadian financial institution.  Cash equivalents are composed of financial instruments issued by Canadian banks with high investment-grade ratings.  The Company does not have financial assets that are invested in asset backed commercial paper.

The Company performs ongoing credit evaluations of its trade receivables, but does not require collateral.  The Company establishes an allowance for doubtful accounts based on the credit risk applicable to particular customers and historical data.

The Company monitors the concentration of exposure and where possible, if necessary, takes steps to limit exposures to any one counterparty.  The Company views credit risk on cash deposits, trade receivables, and GST input tax credits as minimal.

b)

Liquidity risk

Liquidity risk is the risk that the Company will incur difficulties meeting its financial obligations as they are due. The Company’s approach to managing liquidity is to ensure, as far as possible, that it will have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions without incurring unacceptable losses or risking harm to the Company’s reputation.  See Note 1 for working capital balances.

The Company monitors its spending plans, repayment obligations and cash resources and takes actions with the objective of ensuring that there is sufficient capital in order to meet short-term business requirements.  To facilitate its expenditure program, the Company raises funds primarily through public equity financing. The Company anticipates it will have adequate liquidity to fund its financial liabilities through future equity contributions.

As at March 31, 2010, the Company’s financial liabilities were comprised of accounts payable and accrued liabilities which have a maturity of less than one year.

ALDA PHARMACEUTICALS CORP.
NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS
 FOR THE PERIOD ENDED MARCH 31, 2010

12.

FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT (CONTINUED)

c)

Market risk

Market risk for the Company consists of currency risk, and interest rate risk. The objective of market risk management is to manage and control market risk exposures within acceptable limits, while maximizing returns.

i)

Currency risk

Foreign currency exchange rate risk is the risk that the fair value or future cash flows will fluctuate as a result of changes in foreign exchange rates. As all of the Company’s purchases and sales are denominated in Canadian dollars, and has no significant cash balances denominated in foreign currencies, the Company is not exposed to foreign currency exchange risk at this time.

ii)

Interest rate risk

Interest rate risk is the risk that fair values or future cash flows will fluctuate as a result of changes in market interest rates.

In respect of financial assets, the Company’s policy is to invest cash at floating interest rates and cash reserves are to be maintained in cash equivalents in order to maintain liquidity, while achieving a satisfactory return for shareholders.  Fluctuations in interest rates impact marginally on the value of cash and equivalents.

The Company is not exposed to interest rate risk on its short term liabilities, and does not have any long-term liabilities.

13.

SEGMENTED INFORMATION

The Company’s assets as well as sales are all located and have occurred all in Canada.

14.

COMPARATIVE FIGURES

Certain comparative figures have been reclassified to conform to the presentation adopted in the current year.

15.

SUBSEQUENT EVENTS

The Company is in the process of closing a private placement for that was originally intended to consist of 2.5 Million Units priced at $0.20 and was first announced on April 15, 2010. On April 28, 2010, the Company announced that the placement had been increased to 3,080,000 Units for proceeds of $616,000. On May 28, 2010, the Company announced that the private placement was being amended to a maximum of 3.5 Million Units for proceeds of up to $525,000. Each Unit consists of one common share and one non-transferable share purchase warrant entitling the holder to acquire one additional common share of ALDA at a price of $0.30 per common share for a period of two years from the date of the issuance of the purchase warrant with an accelerated exercise provision attached to each warrant commencing on the day following the expiry of any applicable hold period on the underlying Common Share, stating that if, for ten consecutive trading days, the closing price of the listed shares of the Company exceeds $0.60 then the exercise period of the warrants will be reduced to a period of 10 days following such trading days. Insiders of ALDA will be subscribing for 25% of the offering.